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                                                                    EXHIBIT 99.1


[FIFTH THIRD BANK LOGO]
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                                                                   News Release


CONTACT: FIFTH THIRD BANCORP                               FOR IMMEDIATE RELEASE
         Neal E. Arnold (Analysts) 513/579-4356            APRIL 2, 2001
         Roberta R. Jennings (Media) 513/579-4153
         Peggy Janei (Media) 616/771-5257

                      FIFTH THIRD, OLD KENT COMPLETE MERGER
      MOVE INTRODUCES DOMINANT MIDWESTERN FIFTH THIRD BANKING FRANCHISE TO
                         NEW MICHIGAN & ILLINOIS MARKETS

         FIFTH THIRD BANCORP (NASDAQ: FITB) and OLD KENT FINANCIAL CORPORATION (NYSE: OK) announced today that they have completed their merger. The combined company, which will operate as Fifth Third Bancorp, will have approximately $70 billion in assets, $48 billion in deposits, $195 billion in custody assets and a market capitalization of $30 billion. For the year ended December 31, 2000, on a pro forma basis, the combined company generated $3.7 billion in operating revenue, $1.1 billion in net income and $2.10 in operating earnings per share.

         As a result of this merger, Fifth Third will be ranked fourth in the state of Michigan with a nine percent market share, and sixth in Chicago with approximately $5.5 billion in deposits. Fifth Third will have 974 full-service Banking Centers, including 148 Bank Mart(R) locations open seven days a week and 1,930 Jeanie(R) Automated Teller Machines throughout Ohio, Michigan, Illinois, Kentucky, Indiana, Florida and Arizona.

         Fifth Third will exchange, on a tax-free basis, 0.74 shares of its common stock for each share of Old Kent common stock. Based upon Fifth Third's March 30, 2001 closing price of $53.44, the transaction, which is accounted for as a pooling of interests, is valued at approximately $5.5 billion.

         George A. Schaefer, Jr., President & CEO, Fifth Third Bancorp, reports, "With the addition of Old Kent, we have achieved our goal of entering the attractive deposit markets of Michigan and Illinois. We welcome one million new customers from Old Kent, and are now poised to deliver banking and investment products and services to 16 million people in this region."

         He continues, "Fifth Third has proven its ability to assimilate acquisitions successfully - without sacrificing quality earnings growth. Our management teams are in place and are working very hard to ensure a seamless conversion. David Wagner will join Fifth Third Bancorp's Board of Directors in June and will serve as Chairman of our Michigan bank. Two Fifth Third leaders, Brad Stamper and Pat Fehring, will serve as President & CEO of our banks in Chicago and Detroit, respectively. Two Old Kent leaders, Kevin Kabat and John Pelizzari, have been appointed President & CEO of our banks in Western Michigan and Northern Michigan, respectively."

         Old Kent Financial Corporation Chairman, President & CEO David J. Wagner remarks, "We are combining two superior performing banks with contiguous and similar Midwest markets, and will realize immediate earnings per share accretion. Additionally, Fifth Third has already introduced several new initiatives to our marketplace, and our consumer and business customers are enjoying a wider range of deposit, lending, corporate treasury management and merchant processing services. In fact, we have opened two and a half times as many checking accounts over the same period last year."

         He adds, "Fifth Third's decentralized decision making empowers local Fifth Third bankers to find the best way to produce double-digit earnings growth and invest capital in the communities where we operate. It's a winning strategy."
                                    - MORE -


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                                                                    EXHIBIT 99.1


         Old Kent locations, accounts and ATMs will convert to Fifth Third over a six-month period, beginning in late April. A Welcome To Fifth Third video with a message from each affiliate President as well as an informational booklet about Fifth Third's products and services will be sent to each Old Kent customer prior to the conversion.

         Fifth Third will report first quarter 2001 earnings, excluding the effect of Old Kent, on April 16, 2001 prior to the market opening. Pooled results including Old Kent will be reported beginning in the second quarter. Fifth Third recently issued pro forma condensed income statements for the combined activities of Fifth Third and Old Kent for the year ended December 31, 2000 as well as the quarterly results of 2000.

         Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $70 billion in assets, operates 17 affiliates with 974 full-service Banking Centers, including 148 Bank Mart(R) locations open seven days a week inside select grocery stores and 1,930 Jeanie(R) ATMs in Ohio, Kentucky, Indiana, Florida, Arizona, Michigan and Illinois. A leader in e-commerce, Fifth Third was named #1 e-business innovator by PC Week. The financial strength of Fifth Third's affiliate banks continues to be recognized by rating agencies with deposit ratings of AA- and Aa2 from Standard & Poor's and Moody's, respectively. Additionally, Fifth Third Bancorp continues to maintain the highest short-term ratings available at A-1+ and Prime-1, and was recently recognized by Moody's with one of the highest senior debt ratings for any U.S. bank holding company of Aa3. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Midwest Payment Systems, the Bank's data processing subsidiary. Investor information and press releases can be viewed at www.53.com; press releases are also available by fax at no charge by calling 800-758-5804, identification number 281775. The Company's common stock is traded in the over-the-counter market through The Nasdaq National Market under the symbol "FITB."

                                    * * * *

This document contains or may contain forward-looking statements about Fifth Third Bancorp which we believe are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third including statements preceded by, followed by or that include the words "believes," "expects," "anticipates," or similar expressions. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause a difference include, but are not limited to: (1) competitive pressure among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan sales volumes, charge-offs and loan loss provisions; (4) general economic conditions, either natural or in the states in which Fifth Third does business, are less favorable than expected; (5) legislative or regulatory changes adversely affect the businesses in which Fifth Third is engaged; and (6) changes in the securities markets. Further information on other factors which could affect the financial results of Fifth Third after the merger are included in Fifth Third's filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission's website at http://www.sec.gov from Fifth Third Bancorp.

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